EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated October 3, 1995, except as to Note R, which is as of March 11, 1996, relating to the financial statements of DIMON Incorporated, which appears in such Prospectus. We also consent to the application of such report to the Financial Statement Schedule for the three years ended June 30, 1995 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule. We also consent to the references to us under the headings "Experts", "Summary Historical Financial Information" and "Selected Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary Historical Financial Information" or "Selected Consolidated Financial Data."

Price Waterhouse LLP
Raleigh, North Carolina
May 8, 1996